PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS RECORD NET INCOME FOR FIRST QUARTER 2011

QUAKERTOWN, PA (April 27, 2011) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the first quarter of 2011 of $2,211,000, or $0.70 per share on a diluted basis. This represents a 21.1% increase compared to net income of $1,826,000, or $0.59 per share on a diluted basis, for the same period in 2010 and a 22.2% increase from fourth quarter 2010 results.

The results for the first quarter of 2011 represent a record quarter for QNB and reflect higher net interest income, resulting from a wider net interest margin and a slightly lower provision for credit losses.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 1.11% and 14.72%, respectively, for the quarter ended March 31, 2011 compared with 0.99% and 13.31% for the quarter ended March 31, 2010.

“After record earnings in 2010, I am pleased to report continued strong results with the reporting of record quarterly earnings for the first quarter of 2011”, stated Thomas J. Bisko, Chief Executive Officer. “While the economy continues to provide challenges with respect to loan growth and credit quality, core deposit growth and a higher net interest margin continue to produce positive earnings performance. As a result of this performance and our “well capitalized” position we were able to announce a 4.2% increase in our dividend to shareholders during the first quarter of 2011.”

Net Interest Income and Net Interest Margin Expansion

The positive trend of increasing net interest income continued in the first quarter of 2011. Net interest income for the quarter ended March 31, 2011 totaled $6,957,000, an increase of $933,000, or 15.5%, over the same period in 2010. Net interest income for the first quarter of 2011 also reflects an improvement of $144,000, or 2.1%, compared to the fourth quarter of 2010. The first quarter net interest margin was 3.89% compared to 3.75% for the fourth quarter of 2010 and 3.64% for the first quarter of 2010.

The improvement in net interest income and the net interest margin compared with the first quarter of 2010 primarily resulted from the impact of lower deposit costs partially offset by lower yields on investment securities. The interest rate paid on interest-bearing deposits declined by 51 basis points to 1.17% for the first quarter of 2011 compared to the first quarter of 2010. The decline in the rate paid on deposits largely resulted from the repricing of time deposits, interest bearing transaction accounts and money market accounts at lower market rates. Lower-cost time deposits was the greatest contributor with the average rate paid on time deposits declining 66 basis points from 2.39% for the first quarter of 2010 to 1.73% for the first quarter of 2011. In comparison, the average rate earned on investment securities declined from 4.38% for the first quarter of 2010 to 3.75% for the first quarter of 2011, a decline of 63 basis points while the average yield on loans increased by one basis point to 5.85%.

Average earning assets grew by $58,664,000, or 8.1%, with average loans increasing 5.7% and average investment securities increasing 15.1% when comparing the first quarter of 2011 to the same period in 2010. The growth in loans was mainly related to real estate secured commercial loans and to a lesser degree commercial and industrial loans and tax-exempt loans. On the funding side, average deposits increased $56,086,000, or 8.8%, with average transaction accounts increasing $80,636,000, or 25.4%. The growth in transaction accounts is largely due to the success of QNB's Online eSavings account. This product had an average balance of $85,480,000 for the quarter ended March 31, 2011 compared to $24,945,000 for the same 2010 quarter. Offsetting a portion of this growth was a decline in time deposits of $24,550,000 when comparing the first quarter 2011 average with the same period in 2010.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and as a result of increases in non-performing and classified loans, higher than normal levels of charge-offs and continued concerns about the economy, has increased the allowance for loan losses to reflect these conditions.

Total non-performing assets were $14,721,000 as of March 31, 2011 compared with $11,634,000 as of December 31, 2010. Included in this classification are non-performing loans, other real estate owned (OREO), other repossessed assets and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest, and restructured loans were $13,012,000, or 2.72% of total loans, at March 31, 2011, compared to $9,872,000, or 2.05% of total loans, at December 31, 2010. QNB had no OREO or repossesed assets at March 31, 2011 compared with $90,000 at December 31, 2010. Non-performing trust preferred securities are carried at fair value which was $1,709,000 and $1,672,000 at March 31, 2011 and December 31, 2010, respectively. Total delinquent loans that are thirty days or more past due decreased to 1.90% of total loans at March 31, 2011, compared with 2.82% of total loans at December 31, 2010.

QNB recorded a provision for loan losses of $650,000 in the first quarter of 2011 compared with $700,000 in the first quarter of 2010. Net loan charge-offs were $413,000, or 0.35% annualized of total average loans, for the first quarter of 2011, compared with $560,000, or 0.50% annualized of total average loans, for the first quarter of 2010.

QNB's allowance for loan losses of $9,192,000 represents 1.92% of total loans at March 31, 2011 compared to an allowance for loan losses of $8,955,000, or 1.86% of total loans, at December 31, 2010 and $6,357,000, or 1.39% of total loans, at March 31, 2010.

Non-Interest Income

Total non-interest income was $940,000 for the first quarter of 2011, a decrease of $192,000 compared with the same period in 2010. Net securities gains and losses were the primary factor in the variance with net losses of $43,000 recognized in the first quarter of 2011 compared with net gains of $136,000 in the first quarter of 2010. In the first quarter of 2011, QNB recorded gains of $126,000 on the sale of equity securities and net losses of $169,000 on the sale of lower yielding mortgage-backed and Agency securities. The proceeds from the sale of the bonds were reinvested in higher yielding securities; the higher interest income is anticipated to offset the loss by year-end. For the first quarter of 2010, the Company recorded gains of $294,000, primarily from the sale of several equity securities. These gains were partially offset by a $158,000 credit-related, other-than-temporary impairment (OTTI) charge on pooled trust preferred securities. There were no credit-related OTTI charges during the first quarter of 2011.

Excluding the investment net losses and gains, non-interest income for the first quarter of 2011 and 2010 totaled $983,000 and $996,000, respectively. Fees for services to customers decreased $78,000, or 19.3%, comparing the first quarter of 2011 to the first quarter of 2010. The decrease was primarily caused by lower overdraft charges as a result of the implementation of new rules under Regulation E and a reduction in the per item fee charged to customers. ATM and debit card income contributed $57,000 in additional non-interest income when comparing the three-month periods primarily due to an increase in volume and an increase in the amount earned per transaction. Less residential mortgage activity for the 2011 quarter resulted in gains on sales of residential mortgage loans decreasing $36,000 to $39,000. Income on bank-owned life insurance also increased $46,000 compared to first quarter of 2010 related to the death benefit on a life insurance policy in which the Bank was the beneficiary.

Non-Interest Expense

Total non-interest expense was $4,420,000 for the first quarter of 2011, an increase of 7.3% compared to $4,118,000 for the first quarter of 2010. A $250,000, or 11.7%, increase in salaries and employee benefits was the largest component of the higher expense, a result of the Chief Operating Officer position being filled, a 2011 incentive compensation accrual of $103,000, and normal merit increases. Net occupancy expense also increased $28,000, or 7.6%, with the majority of the increase related to lease expense for the permanent Wescosville branch which opened in October 2010.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates nine branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Assets	$819,445	$809,260	$791,236	$776,115	$770,881
Investment securities (AFS & HTM)	296,312	293,231	282,098	264,719	266,104
Loans receivable	478,394	482,182	477,940	474,678	456,217
Allowance for loan losses	(9,192)	(8,955)	(8,132)	(7,009)	(6,357)
Net loans	469,202	473,227	469,808	467,669	449,860
Deposits	707,406	694,977	674,247	657,970	662,371
Demand, non-interest bearing	61,881	55,377	53,100	59,235	55,537
Interest-bearing demand, money market and savings	353,844	329,368	309,688	281,448	282,205
Time	291,681	310,232	311,459	317,287	324,629
Short-term borrowings	26,033	29,786	31,173	34,059	21,831
Long-term debt	20,306	20,308	20,311	20,000	25,000
Shareholders' equity	62,683	61,090	62,682	61,128	58,224

Asset Quality Data (Period End)
Non-accrual loans	$10,589	$7,183	$8,094	$7,180	$3,664
Loans past due 90 days or more and still accruing	36	268	199	62	14
Restructured loans	2,387	2,421	1,615	506	2,217
Non-performing loans	13,012	9,872	9,908	7,748	5,895
Other real estate owned and repossessed assets	-	90	12	40	51
Non-accrual pooled trust preferred securities	1,709	1,672	1,497	1,539	986
Non-performing assets	$14,721	$11,634	$11,417	$9,327	$6,932

Allowance for loan losses	$9,192	$8,955	$8,132	$7,009	$6,357

Non-performing loans / Loans	2.72%	2.05%	2.07%	1.63%	1.29%
Non-performing assets / Assets	1.80%	1.44%	1.44%	1.20%	0.90%
Allowance for loan losses / Loans	1.92%	1.86%	1.70%	1.48%	1.39%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,
For the period:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10

Interest income	$9,095	$9,189	$9,117	$9,049	$8,828
Interest expense	2,138	2,376	2,476	2,614	2,804
Net interest income	6,957	6,813	6,641	6,435	6,024
Provision for loan losses	650	1,200	1,200	700	700
Net interest income after provision for loan losses	6,307	5,613	5,441	5,735	5,324
Non-interest income:
Fees for services to customers	327	368	392	406	405
ATM and debit card	328	326	317	314	271
Net (loss) gain on investment securities available-for-sale	(43)	(23)	(47)	(67)	136
Other	328	505	342	374	320
Total non-interest income	940	1,176	1,004	1,027	1,132
Non-interest expense:
Salaries and employee benefits	2,387	2,286	2,409	2,167	2,137
Net occupancy and furniture and fixture	700	757	681	648	651
FDIC insurance premiums	262	262	268	257	254
Other	1,071	1,259	1,120	1,169	1,076
Total non-interest expense	4,420	4,564	4,478	4,241	4,118
Income before income taxes	2,827	2,225	1,967	2,521	2,338
Provision for income taxes	616	415	349	558	512
Net income	$2,211	$1,810	$1,618	$1,963	$1,826

Share and Per Share Data:
Net income - basic	$0.71	$0.58	$0.52	$0.63	$0.59
Net income - diluted	$0.70	$0.58	$0.52	$0.63	$0.59
Book value	$18.94	$19.52	$20.13	$19.67	$18.79
Cash dividends	$0.25	$0.24	$0.24	$0.24	$0.24
Average common shares outstanding - basic	3,134,449	3,119,039	3,108,535	3,099,852	3,094,534
Average common shares outstanding - diluted	3,145,239	3,132,689	3,123,262	3,113,467	3,102,503

Selected Ratios:
Return on average assets	1.11%	0.89%	0.82%	1.02%	0.99%
Return on average shareholders' equity	14.72%	12.08%	11.01%	13.83%	13.31%
Net interest margin (tax equivalent)	3.89%	3.75%	3.75%	3.74%	3.64%
Efficiency ratio (tax equivalent)	52.57%	53.76%	55.00%	53.48%	54.20%
Average shareholders' equity to total average assets	7.55%	7.41%	7.43%	7.39%	7.42%
Net loan charge-offs	$413	$377	$77	$48	$560
Net loan charge-offs (annualized) / Average loans	0.35%	0.32%	0.07%	0.04%	0.50%

Balance Sheet (Average)
Assets	$806,289	$802,144	$784,500	$769,539	$749,547
Investment securities (AFS & HTM)	290,523	280,111	262,160	258,226	252,439
Loans receivable	476,699	475,828	474,903	466,100	451,064
Deposits	696,877	690,469	669,756	662,048	640,790
Shareholders' equity	60,896	59,436	58,327	56,905	55,635

Contacts:	Thomas J. Bisko, CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com